Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-197921 on Form S-3 and Registration Statement No. 333-190349 on Form S-8 of American Homes 4 Rent of our report dated September 15, 2014, relating to the consolidated financial statements of Beazer Pre-Owned Rental Homes, Inc. as of and for the years ended December 31, 2013 and 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the July 1, 2014 acquisition by American Homes 4 Rent), appearing in this Current Report on Form 8-K/A of American Homes 4 Rent filed on September 15, 2014.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 15, 2014